Exhibit 99.1

4400 POST OAK PARKWAY SUITE 1900 HOUSTON, TEXAS 77027

PRESS RELEASE	FOR IMMEDIATE RELEASE

MIDSTATES PETROLEUM ANNOUNCES CLOSING OF EAGLE ENERGY

PROPERTIES AND $600 MILLION PRIVATE PLACEMENT OF

10.75% SENIOR NOTES DUE 2020

HOUSTON—October 1, 2012—Midstates Petroleum Company, Inc. (NYSE: MPO) (the “Company”) and its wholly owned subsidiary Midstates Petroleum Company LLC (“Midstates Sub”) announced today the closing of their previously announced acquisition of all of Eagle Energy Production, LLC’s producing properties as well as their developed and undeveloped acreage primarily in the Mississippian Lime oil play in Oklahoma and Kansas for $325 million in cash and 325,000 shares of Midstates’ Series A Preferred Stock with an initial liquidation preference value of $1,000 per share (the “Eagle Energy Acquisition”).

The Company and Midstates Sub today also announced the closing of their private placement under Rule 144A and Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), of $600 million in aggregate principal amount of 10.75% senior unsecured notes (the “Notes”). The Notes mature on October 1, 2020 and were issued at 100% of face value.

The net proceeds from the Notes offering were used to finance the cash portion of the purchase price of the Eagle Energy Acquisition, to repay outstanding borrowings under the Company’s revolving credit facility, to pay the expenses related to the Eagle Energy Acquisition, the offering of the Notes and the related amendments to the Company’s revolving credit facility, and for general corporate purposes.

The Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

This press release includes statements regarding the private placement that may constitute forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. Factors that can affect future results are discussed in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 and other reports filed by the Company from time to time with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

About Midstates Petroleum Company, Inc.

Midstates Petroleum Company, Inc. is an independent exploration and production company focused on the application of modern drilling and completion techniques to oil-prone resources in previously discovered yet underdeveloped hydrocarbon trends. The Company’s operations are currently focused on oilfields in the Upper Gulf Coast Tertiary trend onshore in central Louisiana and in the Mississippian Lime trend in northwestern Oklahoma and southern Kansas. The Company is headquartered in Houston, Texas. Additional information about the Company is available at www.midstatespetroleum.com.

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Contact:

Midstates Petroleum Company, Inc.

Al Petrie, Investor Relations

Al.Petrie@midstatespetroleum.com

(713) 595-9427

2012-10